Encision Reports Fourth Quarter And Fiscal Year 2015 Results

BOULDER, Colo., May 27, 2015 /PRNewswire/ -- Encision Inc. (OTCQB:ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2015 fourth quarter and fiscal year ended March 31, 2015.

The Company posted quarterly net revenue of $2.307 million for a quarterly net loss of $349 thousand, or $(0.03) per share. These results compare to net revenue of $2.504 million for a net loss of $1.453 million, or $(0.14) per share, in the year-ago quarter. The net loss for the fiscal 2014 fourth quarter included product impairment charges of $1.1 million. Excluding product impairment charges, the net loss was $353 thousand, or $(0.03) per share, in the fiscal 2014 fourth quarter. Gross margin on net revenue was 51.2 percent in the fiscal 2015 fourth quarter and 3.7 percent in the fiscal 2014 fourth quarter. Excluding product impairment costs, gross margin on net revenue was 47.6 percent in the fiscal 2014 fourth quarter. Gross margin on net revenue was higher in the fiscal 2015 fourth quarter as a result of mix of products sold.

The Company posted fiscal year net revenue of $9.671 million for a fiscal year net loss of $1.383 million, or $(0.13) per share. These results compare to net revenue of $10.547 million for a net loss of $1.782 million, or $(0.20) per share, in the year-ago fiscal year. Excluding product impairment charges, the net loss was $682 thousand, or $(0.08) per share, in the fiscal 2014 year. Gross margin on net revenue was 48.5 percent in the fiscal 2015 fiscal year and 41.5 percent compared to the year-ago fiscal year. Excluding product impairment costs, gross margin on net revenue was 52 percent in the year-ago fiscal year. Gross margin on net revenue was lower in the fiscal 2015 fiscal year as a result of higher scrap costs, higher reserve for obsolescence, and higher unit overhead costs on lower sales volume.

"We are not satisfied that our revenue for the fourth quarter and fiscal year decreased by eight percent as compared to last year's fourth quarter and fiscal year. However, we viewed the past year as a restart for our Company," said Greg Trudel, President and CEO. "Our rebuilding program began with customer messaging, culture building and new leadership. We recruited new talent for some executive positions and believe that we have reinforced the effectiveness of those positions. We have expanded our sales force to broaden our U.S. sales channel and have begun discussions with potential international partners. We are improving our manufacturing process, and expect to see a higher gross profit margin beginning in the second quarter of our current fiscal year. We have launched our new disposable monitor in a cord, the AEM EndoShield® Burn Protection System that dramatically simplifies the set-up in the operating room and will increase the penetration of our technology. We are executing to our plan of increasing market awareness of the devastating clinical and economic risk potential of stray energy and of driving customer demand through education and awareness. The implementation of CMS HAC (Hospital Acquired Condition) penalties is driving increased awareness and momentum, as more and more hospitals turn to our AEM® Technology as a solution to stray energy incidents."

"We are looking forward to new sales momentum starting in the first quarter of our current fiscal year," added Greg Trudel.

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2014 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)

	March 31, 2015	March 31, 2014
ASSETS
Cash and cash equivalents	$ 259	$ 1,690
Accounts receivable, net	965	863
Inventories, net	2,338	2,224
Prepaid expenses	109	65
Total current assets	3,671	4,842
Equipment, net	777	1,106
Patents, net	258	249
Other assets	20	14
Total assets	$ 4,726	$ 6,211
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	675	666
Accrued compensation	262	265
Other accrued liabilities	325	409
Lease and deferred rent payable – short term	30	97
Line of credit	64	--
Total current liabilities	1,357	1,437
Lease and deferred rent payable – long term	101	186
Total liabilities	1,458	1,623
Common stock and additional paid-in capital	23,608	23,545
Accumulated (deficit)	(20,340)	(18,957)
Total shareholders' equity	3,268	4,588
Total liabilities and shareholders' equity	$ 4,726	$ 6,211

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Net revenue	2,307	2,504	9,671	10,547
Cost of revenue	1,126	1,312	4,977	5,066
Impairment cost	—	1,100	—	1,100
Total cost of revenue	1,126	2,412	4,977	6,166
Gross profit	1,181	92	4,694	4,381
Operating expenses:
Sales and marketing	746	687	2,921	2,952
General and administrative	431	462	1,615	1,533
Research and development	316	340	1,343	1,407
Total operating expenses	1,493	1,489	5,879	5,892
Operating loss	(312)	(1,397)	(1,185)	(1,511)
Interest and other expense, net	(37)	(56)	(198)	(271)
Loss before provision for income taxes	(349)	(1,453)	(1,383)	(1,782)
Provision for income taxes	––	––	––	––
Net loss	$(349)	$ (1,453)	$ (1,383)	$ (1,782)
Net loss per share—basic and diluted	$(0.03)	$ (0.14)	$ (0.13)	$ (0.20)
Basic and diluted weighted average number of shares	10,673	10,673	10,673	8,922